EXHIBIT 21


Name of Subsidiary                Jurisdiction of Incorporation
------------------                -----------------------------
ITDS Holding Company LLC          Delaware
ITDS Intelicom Services, Inc.     Delaware
ITDS LTDA                         Brazil
MDS, Inc.                         Delaware
